Exhibit 10.10

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes as of the 10th day of January, 2014, between FSP-RIC, LLC (“Landlord”), and ZILLOW, INC., a Washington corporation (“Tenant”). Landlord is authorized to insert the date of its signature in the date blank above.

RECITALS

A. Landlord, as successor to The Northwestern Mutual Life Insurance Company, and Tenant are parties to that certain Office Lease dated March 22, 2011, as amended by that certain Amendment to Office Lease dated June 27, 2012 (the “First Amendment”) and that certain Second Amendment to Lease dated April 11, 2013 (the “Second Amendment”) (collectively with this Amendment, the “Lease”) pursuant to which Tenant leased certain space from Landlord in the building located at 1301 Second Avenue in Seattle, Washington.

B. Pursuant to the First Amendment, the 32nd floor was added to the Initial Premises effective as of October 26, 2012.

C. Pursuant to the Second Amendment, the 33rd Floor was added to the Premises effective as of October 1, 2013 and the 34th Floor will be added effective as of September 1, 2014.

D. Landlord and Tenant now wish to add the 35th Floor to the Premises on the terms and conditions set forth herein. The floor plan for Floor 35 is attached hereto as Exhibit A and shall be added to and become part of Exhibit B to the Lease.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1. Expanded Premises. From and after delivery of possession of Floor 35, Floor 35 shall be considered part of the Premises through the balance of the Term, including any extension or renewal of the Term. Landlord shall deliver possession of Floor 35 to Tenant on the later of (a) October 1, 2016, or (b) the date on which the current occupant surrenders possession thereof to Landlord but in no event later than April 1, 2017, provided that Landlord shall use commercially reasonable efforts to deliver possession of Floor 35 to Tenant as close to October 1, 2016 as possible. Landlord shall deliver possession of Floor 35 to Tenant in its “as is” condition except that prior to delivery a barrier will be installed at the top of the stairwell connecting Floors 35 and 36 in a design approved by Landlord at no cost to Tenant. Landlord shall not be required to make or contribute any funds toward the cost of any improvements or alterations to such space except as expressly set forth in this Amendment. Except as otherwise provided in this Amendment, all of the terms and conditions of the Lease applicable to Floor 32 set forth in the First Amendment shall apply to Floor 35. The parties agree that Floor 35 contains 22,694 square feet of Rentable Area.

2. Floor 35 Rent Commencement. Tenant shall begin paying Monthly Base Rent, Operating Expenses and Real Estate Taxes on Floor 35 on the date that is ninety (90) days after Landlord delivers possession of Floor 35 to Tenant (the “Floor 35 Rent Start Date”).

3. Operating Costs and Taxes. Effective as of the Floor 35 Rent Start Date, Tenant’s Proportionate Share shall be equal to the Rentable Area of the Premises divided by the rentable square footage of the Office Unit. On the Floor 35 Rent Start Date, Tenant’s Proportionate Share shall be increased to Seventeen and 78/100 percent (17.78%) of the Project.

4. Parking Allocation. Effective upon the date on which Landlord delivers possession of Floor 35 to Tenant, Tenant’s parking allocation under Section 1.1(t) and Section 27 of the Lease shall be increased by Fourteen (14) unreserved stalls.

5. Monthly Base Rent on Floor 35. In addition to all other sums of Monthly Base Rent due under the Lease, commencing on the Floor 35 Rent Start Date, Tenant shall pay Monthly Base Rent on Floor 35 in accordance with the terms and conditions of Section 4.2 of the Lease. The amount of each payment of Monthly Base Rent for Floor 35 shall be as set forth below for the applicable time periods:

Period	Annual Base Rent per Square Foot of Rentable Area	Monthly Base Rent
Floor 35 Rent Start Date to November 30, 2017	$42.00	$79,429.00
December 1, 2017 to November 30, 2018	$43.00	$81,320.17
December 1, 2018 to November 30, 2019	$44.00	$83,211.33
December 1, 2019 to November 30, 2020	$45.00	$85,102.50
December 1, 2020 to November 30, 2021	$46.00	$86,993.67
December 1, 2021 to November 30, 2022	$47.00	$88,884.83

6. Early Termination. Article 31 of the Lease shall apply only to the portion of the Premises initially leased by Tenant (Floors 29, 30 and 31) and shall not apply to any space added to the Premises under any Amendments, including but not limited to Floors 32, 33, 34 and Floor 35, and if Tenant exercises the early termination right, the Lease shall remain in full force and effect for all of the Premises except for Floors 29, 30 and 31.

7. Letter of Credit. Within two (2) Business Days after execution of this Amendment, Tenant shall provide an amendment to the existing Letter of Credit increasing the value of the Letter of Credit by Eighty-eight Thousand Eight Hundred Eighty-four and 83/100 Dollars ($88,884.83). Paragraph 10 of Exhibit K to the Lease (as amended in the First Amendment and the Second Amendment) is amended to replace the number “$1,253,153.33” with the number “1,342,038.10” in each place it appears.

8. Work Letter. Tenant shall complete all of its improvements to Floor 35 in accordance with the terms of Exhibit C to the First Amendment except that (i) all references therein to Floor 32 shall be deemed to refer to Floor 35, and (ii) with respect to Floor 35, Section 13(a) of Exhibit C shall be replaced with the following:

(a) After delivery of possession of Floor 35 to Tenant, Landlord shall provide Tenant an allowance of Eight Hundred Twenty-five Thousand Eight Hundred Thirty-four and 66/100 Dollars ($825,834.66) [$36.39 per square foot of rentable area on Floor 35] (the “Cash Allowance”) toward payment for the costs of design, permitting and construction of the Floor 35 Work. Tenant may use the Cash Allowance anywhere in the Premises and for the cost of furniture, fixtures and equipment installed in the Premises and as a credit against Monthly Base Rent due after the Floor 35 Rent Start Date.

9. Stair Enclosures Tenant must install the required fire doors, walls, and opening protection for full fire rated separation of floors at two of the internal stairwells for the purpose of creating three (3) fire zones in the Premises during an alarmed emergency. Tenant must obtain Landlord’s approval of complete plans and specifications prior to performing any work. The enclosures must be completed by Tenant before Tenant will be permitted to occupy Floor 35. Landlord will reimburse Tenant for one half of the out of pocket costs incurred by Tenant for architectural design, structural engineering, permitting, and construction relating to the work described above within a reasonable period of time after receipt of invoices substantiating the costs to be reimbursed and full and final lien releases from all contractors, subcontractors and suppliers.

10. Broker’s Commission. Tenant represents and warrants to Landlord that it has had no dealing with any broker or agent in connection with this Amendment other than Flinn Ferguson. Landlord shall pay a commission to its broker CBRE, Inc. and to Tenant’s broker identified above in accordance with a separate written agreement. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liabilities for any other commissions or other compensation or charges claimed by any broker or agent based on dealings with Tenant.

11. Defined Terms; Conflict. Capitalized terms used herein and not otherwise defined shall have the meanings given in the Lease. If there is any conflict between the terms, conditions and provisions of this Amendment and the terms and conditions of the Lease, the terms, conditions and provisions of this Amendment shall prevail.

12. No Further Amendment. This Amendment sets forth the entire agreement of the parties as to the subject matter hereof and supersedes all prior discussions and understandings between them. Except as expressly modified by this Amendment, all terms, covenants and provisions of the Lease shall remain unmodified and in full force and effect and are hereby expressly ratified and confirmed.

13. Confirmation. Tenant represents and warrants to Landlord that to the best of Tenant’s knowledge and belief, but without any duty to investigate: (a) no defenses or offsets exist to the enforcement of the Lease by Landlord and there are no unresolved or pending disputes or claims between Landlord and Tenant with respect to the Lease or the Premises; (b) Landlord is not in default in the performance of the Lease; and (c) Landlord has not committed any breach of the Lease, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default or a breach by Landlord under the Lease. Landlord represents and warrants to Tenant that to the best of Landlord’s knowledge and belief, but without any duty to investigate: (a) no defenses or offsets exist to the enforcement of the Lease by Tenant and there are no unresolved or pending disputes or claims between Tenant and Landlord with respect to the Lease or the Premises; (b) Landlord is not in default in the performance of the Lease; and (c) Landlord has not committed any breach of the Lease, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default or a breach by Landlord under the Lease.

14. UBTI. Landlord and Tenant agree that all Rent payable by Tenant to Landlord shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole and absolute discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (1) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all Rents as “rents from real property,” and (2) to permit an assignment of this Lease; provided, however, that any adjustments required pursuant to this Section shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment.

15. Miscellaneous. This Amendment may not be amended or rescinded in any manner except by an instrument in writing signed by a duly authorized officer or representative of each party hereto. Each of the schedules or exhibits referred to herein (if any), is incorporated herein as if fully set forth in this Amendment. If any of the provisions of this Amendment be found to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be stricken and the remainder of this Amendment shall nonetheless remain in full force and effect unless striking such provision shall materially alter the intention of the parties. No waiver of any right under this Amendment shall be effective unless contained in a writing signed by a duly authorized officer or representative of the party sought to be charged with the waiver and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Amendment. Tenant waives any right it may have to require the provisions of this Amendment to be construed against the party who drafted it.

16. Authority. Each person signing this Amendment on behalf of the respective parties represents and warrants that he or she is authorized to execute and deliver this Amendment, and that this Amendment will thereby become binding upon Landlord and Tenant, respectively.

17. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

FSP-RIC, LLC,

a Delaware limited liability company

By: Fifth Street Properties, LLC,

a Delaware limited liability company,

its sole member

By: CWP Capital Management LLC,

a Delaware limited liability company,

its manager

By:	/s/ JOSEPH A. CORRENTE
Name:	Joseph A. Corrente
Title:	Executive Vice President

TENANT: ZILLOW, INC., a Washington corporation

By:	/s/ CHAD M. COHEN
Name:	Chad M. Cohen
Title:	Chief Financial Officer and Treasurer

EXHIBIT A

FLOOR 35 PLAN